November 7, 2012

Chyron Reports Financial Results for the Third Quarter
and First Nine Months of 2012

MELVILLE, N.Y., November 7, 2012/Marketwire/-- Chyron (NASDAQ:  CHYR), a leading provider of Graphics as a Service for on air, online and mobile applications, today announced its financial results for the third quarter and nine months ended September 30, 2012.

Third Quarter and First Nine Months 2012 Financial Summary

•	Total revenues of $7.25 million for the third quarter of 2012 as compared to $7.47 million for the prior year's third quarter;
•	Revenues of $22.81 million for the first nine months of this year as compared to $23.48 million for the comparable prior year period;
•	Operating loss of $1.0 million for the third quarter as compared to an operating loss of $0.87 million for the prior year's third quarter;
•	Operating loss of $3.18 million for the first nine months of this year as compared to an operating loss of $1.51 million for the comparable prior year period;
•	Net loss of $0.7 million for the third quarter, as compared to a net loss of $3.49 million for the prior year's third quarter;
•	Net loss of $2.28 million for the first nine months of this year as compared to a net loss of $3.85 million for the comparable prior year period;
•	Basic and diluted loss per share of $(0.04) for the third quarter versus $(0.21) for last year’s third quarter;
•	Basic and diluted loss per share of $(0.13) for the first nine months versus $(0.23) for the comparable prior year period.

Michael Wellesley-Wesley, Chyron President and CEO, said, “Our third quarter revenues of $7.25 million were 3% below the comparable period in 2011. This continues the pattern of nearly flat year over year comparisons we experienced in the first half. As is the case for other companies in our industry we have experienced a slowdown in our product revenue stream as a result of delays in spending as broadcasters emphasize cost control and reschedule their capital expenditures. This decline was experienced in North America and more markedly in Europe where the economy has stalled. This was offset somewhat by improvements in our Asian and Latin American markets. Our services revenues grew 13% year over year with the result that services accounted for 33% of total revenues in the third quarter. We have taken steps to align our operating expenses with the current business climate."

Third Quarter 2012 Financial Results

Total revenues for the third quarter decreased 3% to $7.25 million as compared to $7.47 million in the third quarter of 2011.

Service revenues, which include revenues from the Company's Axis cloud-based graphics service, systems hardware and software maintenance agreements, software training, creative services and systems commissioning were $2.39 million as compared to $2.11 million in the comparable quarter last year, a 13% increase. Third quarter Axis revenues increased 6%, maintenance agreements revenues increased 25%, and systems commissioning revenues doubled, but other services revenues decreased primarily due to a decline in creative services revenues. Service revenues as a percentage of total revenues for the third quarter of 2012 were 33% as compared to 28% in the prior year's third quarter. Product revenues for the third quarter were $4.86 million as compared to $5.36 million in the comparable quarter of 2011, a 9% decline. Product revenues were 67% of third quarter total revenues as compared to 72% in the prior year's third quarter.

Gross profit margin for the third quarter was 67.9%, down slightly from 69.0% for last year's third quarter, primarily due to differences in product mix and sales discounting. Operating expenses for the third quarter were $5.9 million compared to $6.0 million in the comparable quarter of 2011. A 4% increase in Research & Development to $1.82 million was more than offset by a 2% decrease in Sales and Marketing to $3.1 million and an 8% decrease in General and Administrative expenses to $0.99 million for the third quarter of this year versus last year.

The Company had an operating loss of $1.0 million for the third quarter of 2012 compared to an operating loss of $0.87 million in the third quarter of 2011.

Net loss for the third quarter was $0.7 million as compared to a net loss of $3.49 million in the third quarter of 2011, which included a $2.72 million charge against deferred tax assets because management determined, at that time, for it to be more likely than not that a portion of the Company's net operating losses expiring through the end of 2012 would not be realized.

Nine Month Results

For the first nine months ended September 30, 2012 total revenues were $22.81 million, a 3% decline from last year's first half.

Service revenues for the first nine months were $6.37 million, a 13% increase over the prior year's first nine months. Axis revenues increased 7%, maintenance agreements revenues increased 23%, training revenues increased 6% and systems commissioning revenues increased fivefold, but other services revenues decreased primarily due to a decline in creative services revenues. Product revenues for the first nine months were $16.43 million, an 8% decline compared to the first nine months of 2011.  Product revenues represented 72% and service revenues 28% of total revenues for the first nine months of this year as compared to 76% and 24%, respectively, for the first nine months of last year.

Gross profit margin for the first nine months was 69.2%, down slightly from 69.5% for the comparable prior year period. Operating expenses of $18.96 million for the first nine months of this year increased by 6% versus last year's first half, primarily due to increased spending in the Sales and Marketing areas.  Increases of 13% in R&D expenses to $5.68 million and 12% in Sales and Marketing expenses to $10.13 million were partially offset by a 16% decline in General and Administrative expenses to $3.15 million.

The Company had an operating loss of $3.18 million for the first nine months of 2012 as compared to an operating loss of $1.51 million in the first nine months of 2011.

Net loss for the first nine months was $2.28 million as compared to a net loss of $3.85 million in the comparable prior year period.

Conference Call and Webcast: Third Quarter Financial Results

Chyron management will host a conference call on Wednesday, November 7, 2012, at 10:00 a.m. eastern time, to review the third quarter ended September 30, 2012 results. Participants using the telephone should dial 877-556-5248 (U.S. and Canada) or 720-545-0029 (International) and refer to conference code 44823407. Web participants are encouraged to go to http://investor.chyron.com or www.earnings.com.  A replay will be available shortly after the call on http://investor.chyron.com, click on Events & Presentations.

About Chyron

Chyron (NASDAQ: CHYR) is a leading provider of Graphics as a Service for on-air and digital video applications including newsrooms, studios, sports broadcasting facilities, and corporate video environments. An Emmy® Award-winning company whose products have defined the world of digital and broadcast graphics, Chyron’s graphics solutions include the Axis World Graphics online content creation software and order management system, on-air graphics systems, clip servers, channel branding, and graphics asset management solutions, all of which may be incorporated into the company’s BlueNet™ end-to-end graphics workflow. More information about Chyron products and services is available on the company websites:  www.chyron.com and www.axisgraphics.tv. The company’s investor relations information is at www.chyron.com  via the “Investors” link.

Special Note Regarding Forward-looking Statements

This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on management's current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to:  current and future economic conditions that may adversely affect our business and customers; our revenues and profitability may fluctuate from period to period and therefore may fail to meet expectations, which could have a material adverse effect on our business, financial condition and results of operations; our ability to maintain adequate levels of working capital; our ability to successfully maintain the level of operating costs; our ability to obtain financing for our future needs should there be a need; our ability to incentivize and retain our current senior management team and continue to attract and retain qualified scientific, technical and business personnel; our ability to expand our Axis online graphics creation solution or to develop other new products and services; our ability to generate sales and profits from our Axis online graphics  services, workflow and asset management solutions; rapid technological changes and new technologies that could render certain of our products and services to be obsolete; competitors with significantly greater financial resources; new product and service introductions by competitors; challenges associated with expansion into new markets; and, other factors discussed under the heading "Risk Factors" contained in Item 1A in our Annual Report  on Form 10-K for the year ended December  31, 2011, which has been filed with the Securities and Exchange Commission, as well as any updates to those risk factors filed from time to time. All information in this press release is as of the date of the release and we undertake no duty to update this information unless required by law.

CHYRON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011

Product revenues	$4,861	$5,361	$16,434	$17,825
Service revenues	2,387	2,109	6,375	5,655
Total revenues	7,248	7,470	22,809	23,480
Gross profit	4,923	5,157	15,784	16,329
Operating expenses:
Selling, general and administrative	4,114	4,270	13,278	12,827
Research and development	1,822	1,753	5,682	5,016
Total operating expenses	5,936	6,023	18,960	17,843
Operating loss	(1,013)	(866)	(3,176)	(1,514)
Interest and other income (expense), net	11	(22)	(4)	(9)
Loss before taxes	(1,002)	(888)	(3,180)	(1,523)
Income tax (expense) benefit, net	302	(2,604)	899	(2,322)
Net loss	$(700)	$(3,492)	$(2,281)	$(3,845)
Net loss per common share -
Basic	$(0.04)	$(0.21)	$(0.13)	$(0.23)
Diluted	$(0.04)	$(0.21)	$(0.13)	$(0.23)
Weighted average number of common
and common equivalent shares
outstanding:
Basic	17,023	16,558	16,910	16,404
Diluted	17,023	16,558	16,910	16,404

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(in thousands)

	September 30,	December 31,
	2012	2011
Assets:
Cash and cash equivalents	$2,155	$4,216
Accounts receivable, net	4,934	5,727
Inventories, net	2,783	2,132
Deferred taxes	2,504	2,508
Other current assets	697	792
Total current assets	13,073	15,375
Deferred taxes	16,924	15,994
Goodwill and intangible assets, net	2,649	2,724
Other non-current assets	1,675	1,713
Total assets	$34,321	$35,806

Liabilities and shareholders' equity:
Current liabilities	$7,658	$8,006
Non-current liabilities	4,012	3,758
Total liabilities	11,670	11,764

Shareholders' equity	22,651	24,042
Total liabilities and shareholders' equity	$34,321	$35,806

All trademarks and registered trademarks mentioned herein are the property of their respective owners.

Blog: http://chyronchat.com
Facebook: http://www.facebook.com/chyronmelville
LinkedIn: http://www.linkedin.com/company/chyron
Twitter: http://twitter.com/chyronmelville
Tumblr: http://chyronmelville.tumblr.com/
User Forum: http://forum.chyron.com/vbb/index.php
YouTube: http://www.youtube.com/user/chyronmelville
Pinterest: http://pinterest.com/chyron/

Contact:
Chyron Investor Relations
Tel: (631) 845-2000, press 7
Email: IRelations@chyron.com

SOURCE Chyron